UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 4, 2020
AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29472	23-1722724

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2045 EAST INNOVATION CIRCLE
TEMPE, AZ 85284
(Address of principal executive offices, including zip code)

(480) 821-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	AMKR	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

As previously disclosed, on June 17, 2020, Mr. Stephen D. Kelley ceased serving as the Company’s President and Chief Executive Officer and member of the Board.

Mr. Kelley entered into a separation and release agreement with the Company effective July 4, 2020. Pursuant to the agreement, Mr. Kelley will serve as a consultant to the Company for a period of twelve months from his separation date. The agreement provides for him to receive (i) a lump sum of $470,000  and continuation of his base salary for a 30-month period, (ii) a lump sum amount equal to the bonus he would have been paid, if any, under the Company’s 2020 Executive Bonus Plan when payments are made to participants generally under the plan, and a lump sum of $1,062,500, which is the prorated amount of his annual service bonus that would have been due to him in January 2021, (iii) costs of outplacement services for up to six months, and (iv) payment of health insurance premiums for up to 18 months. Further, Mr. Kelley’s unvested stock options and shares of restricted stock and vested stock options will be treated in accordance with the terms of the applicable award agreement. The agreement and release also contains confidentiality, non-competition, non-solicitation, non-disparagement and other customary provisions and includes a general release by Mr. Kelley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.
By:	/s/ Mark N. Rogers
Mark N. Rogers
Executive Vice President, General Counsel and Corporate Secretary

Date: July 7, 2020